Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

May 2, 2014

Barclays PLC,

1 Churchill Place,

London E14 5HP,

United Kingdom.

Ladies and Gentlemen:

We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of an unspecified aggregate initial offering price or number of (i) debt securities, which may be senior obligations or subordinated obligations having a stated maturity (the “Debt Securities”) of Barclays PLC, an English public limited company (the “Company”), (ii) contingent convertible securities (“Contingent Convertible Securities”) of the Company and (iii) ordinary shares (“Ordinary Shares”) of the Company. We hereby confirm to you that our opinion is as set forth under the caption “Tax Considerations – U.S. Taxation of Debt Securities” in the prospectus (the “Prospectus”), included in the Registration Statement on Form F-3 relating to the Debt Securities, Contingent Convertible Securities and Ordinary Shares (the “Registration Statement”).

Barclays PLC	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Tax Considerations – U.S. Taxation of Debt Securities” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP